Exhibit 99.1


FOR IMMEDIATE RELEASE

Contacts:   Owen Blicksilver
            Principal Communications
            For Cypress, Keystone
            212-303-7603


                      CYPRESS AND KEYSTONE ACQUIRE
                   SCOTSMAN HOLDINGS FOR $675 MILLION


BALTIMORE, MD., May 22, 1997 -- The Cypress Group and Keystone, Inc. announced today they had completed their acquisition of approximately 90% of the common stock of Scotsman Holdings, Inc., the parent of Williams Scotsman, Inc., as part of a recapitalization of the company. The transaction is valued at approximately $675 million, including the assumption of debt and certain other liabilities and expenses. Williams Scotsman's management participated as equity investors in the transaction and will continue to run the company.

In the recapitalization, Williams Scotsman refinanced its existing credit facility with a new $300 million revolving credit facility and issued $400 million of 9-7/8% Senior Notes due 2007. Williams Scotsman also successfully completed the previously announced tender offer for its 9 1/2% Senior Secured Notes due 2000 and accepted for payment approximately 99.8% of its outstanding Senior Secured Notes (approximately $165 million prior to acceptance). Scotsman Holdings successfully completed the previously announced tender offer for its Series B 11% Senior Notes due 2004 and has accepted for payment all of its outstanding Series B 11% Senior Notes (approximately $29.3 million prior to acceptance).

Williams Scotsman, headquartered in Baltimore, is the second largest operating lessor of mobile office units in the United States with revenues of approximately $205 million. The Company's products provide flexible, relocatable and cost-effective space solutions for commercial, construction and educational customers among others. The Company began operations in 1946.

Williams Scotsman operates a fleet of over 42,500 mobile units which are leased through a network of 60 branch offices in 33 states. The Company has over 12,500 customers in approximately 450 separate industries. In addition to its core leasing business, Williams Scotsman also provides delivery, installation and other services to its leasing customers and sells new and used mobile office products.

The Cypress Group manages a private equity fund with more than $1 billion in commitments. Cypress invests in privately negotiated transactions, targeting established operating companies and investing with management to foster continued growth. Since its fund's closing in February 1996, Cypress has added two other companies to its investment portfolio: Cinemark USA, Inc., the fourth largest theater operator in the country, and AMTROL Inc., a leading water flow and control




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company.  The Cypress Group, based in New York City, is headed by its four partners, James A. Stern, Jeffrey P. Hughes, James L. Singleton and David P. Spalding.

Keystone, Inc., formerly the Robert M. Bass Group, is the principal investment arm for Robert Bass and his associates. Formed in 1983, Keystone has made investments in a wide variety of industries and has taken control positions in both public and private companies.

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